Exhibit 99.1

CONTACT:
Press Inquiries	Investor Inquiries
Public Relations	Investor Relations
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3460
scott.larson@sycamorenet.com	Investor.info@sycamorenet.com

SYCAMORE NETWORKS ANNOUNCES RECEIPT OF EXTENSION GRANTED BY

THE NASDAQ LISTING QUALIFICATIONS PANEL

CHELMSFORD, Mass., January 29, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), today announced that the Nasdaq Listing Qualifications Panel has granted the Company’s request for continued listing of the Company’s securities on The Nasdaq Stock Market subject to the Company becoming current in its delinquent periodic reports by filing with the Securities and Exchange Commission on or before March 14, 2007 its Form 10-K for the year ended July 31, 2006 and its Form 10-Q for the period ended October 28, 2006 and any restatements of previously issued financial statements. As previously announced, these filings have been delayed due to the ongoing independent investigation of the Company’s historical stock option practices and related accounting matters. The Panel’s decision is also subject to the Company providing the Nasdaq Hearings Department with additional information relating to the Company’s investigation into its option grant practices by March 2, 2007 and the Company complying with all other requirements for continued listing and promptly notifying the Panel of any significant events occurring during this extension.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings resulting from the pending audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefore, including the restatement of previously issued financial statements, and the possible delisting of the Company’s common stock from trading on the Nasdaq Stock Market. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recently filed Form 10-Q, Form 10-K and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.